                                                Filed pursuant to Rule 424(b)(3)
                                                Registration No. 333-76560


                            Viisage Technology, Inc.

                        Supplement dated October 21, 2002
                      to Prospectus dated January 10, 2002

Revisions Relating to Selling Stockholders:

The table following the caption "SELLING STOCKHOLDERS" is revised as follows:

Name of Selling Stockholder                    Shares of Common          Shares of         Number of Shares     Percentage of
                                               Stock Beneficially        Common Stock      of Common Stock      Shares of
                                               Owned Prior to            Being Offered     Beneficially         Common Stock
                                               Offering                                    Owned After          Beneficially
                                                                                           Offering(1)          Owned After
                                                                                                                Offering(2)

AIG Soundshore Holdings Fund Ltd.(3)                61,130                  61,130                  0                *
AIG Soundshore Opportunity Holding                  37,718                  37,718                  0                *
   Fund Ltd (3)
AIG Soundshore Private Investors                    10,953                  10,953                  0                *
   Holding Fund Ltd. (3)
AIG Soundshore Strategic Holding                    31,216                  31,216                  0                *
   Fund Ltd. (3)
Alpha Capital (3)                                  109,524                 109,524                  0                *
Capital Ventures International (3)                 328,572                 328,572                  0                *
Castle Creek Technology Partners, LLC (3)          273,810                 273,810                  0                *
Catalyst International Ltd. (3)                      1,643                   1,643                  0                *
Catalyst Partners L.P. (3)                          53,120                  53,120                  0                *
Commerce Bank & Trust Company (4)                   16,000                  16,000                  0                *
Cranshire Capital L.P. (3)                          54,762                  54,762                  0                *
Deutsche Bank AG (3)                                56,713                  13,800             42,913                *
Elliott Associates, L.P. (3), (5)                  270,775                 129,375             61,400                *
Elliott International, L.P. (3)                    185,125                 158,125             27,000                *
Gemstone Investment Company, Inc. (4)                9,000                   9,000                  0                *
Gryphon Master Fund (3)                            328,900                 328,900                  0                *
Hoosac Bank (4)                                      5,000                   5,000                  0                *
Langley Partners, LP (3)                           162,750                 162,750                  0                *
Lau Technologies                                 6,291,367                 500,000          5,791,367             29.3
LibertyView Funds, LP (3)                           49,286                  49,286                  0                *
LibertyView Fund, LLC (3)                            5,477                   5,477                  0                *
Manchester Securities Corp. (6)                     80,000                  80,000                  0                *
Omicron Capital, L.P. (6), (7)                      81,097                  81,097                  0                *
Paul Revere Capital Partners Ltd. (3), (6)         117,870                 117,870                  0                *
Portside Growth & Opportunity Fund (3)              54,763                  54,763                  0                *
Quantico Partners, LP                              165,000                 165,000                  0                *
Radyr Investments Ltd (3)                           57,500                  57,500                  0                *
Smithfield Fiduciary LLC (3), (6)                  353,810                 353,810                  0                *
Steelhead Investments Ltd. (3)                     230,000                 230,000                  0                *
Stonestreet LP (3)                                  23,000                  23,000                  0                *
Triton West Group (3)                               46,000                  46,000                  0                *
Windsor Group LLC                                   40,000                  40,000                  0                *
                                                 ---------               ---------          ---------
TOTAL                                            9,511,881               3,589,201          5,922,680

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*    Indicates less than 1%.
(1)  Assumes the sale of all the shares covered by this prospectus.
(2) Based upon 19,656,142 shares of common stock issued and outstanding as of December 31, 2001.
(3) Consists of shares of common stock acquired by the selling stockholder prior to the date of this Prospectus and shares of our common stock which the selling stockholder may acquire upon the exercise of warrants at an exercise price of $12.08 per share.
(4) Consists of shares of our common stock which the selling stockholder may acquire upon the exercise of warrants at an exercise price of $10.79 per share.
(5) Includes 80,000 shares underlying warrants held by Manchester Securities Corp., a wholly-owned subsidiary of Ellicott Associates. Ellicott Associates disclaims beneficial ownership of the 80,000 warrants held by Manchester Securities and the underlying shares.
(6) Consists of shares of our common stock which the selling stockholder may acquire upon the exercise of warrants at an exercise price of $11.89 per share ($11.73 per share for Omicron Capital, L.P.).
(7) Omicron Capital, L.P., a Delaware limited partnership ("Omicron Capital"), serves as subadvisor to Omicron Partners. L.P., a Bahamas limited partnership ("Omicron"), and Grove Management Limited ("Grove") is the general partner of Omicron. By reason of such relationships, Omicron Capital may be deemed to share dispositive power over the shares of common stock owned by Omicron and Grove may be deemed to share voting and dispositive power over the shares of common stock owned by Omicron. Omicron Capital and Grove disclaim beneficial ownership of such shares of common stock. Omicron and Grove are not "affiliates" of one another, as that term is used for purposes of the Securities Exchange Act of 1934, as amended, or of any other person named in this prospectus as a selling stockholder. No person or "group" (as that term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, or Regulation 13D-G promulgated thereunder) controls Omicron and Grove.

     Investors should retain this supplement with the prospectus for future reference.